Exhibit 99.1
Crane Co.	News

Contact:
Jason Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports Second Quarter Results; Updates 2015 EPS Guidance

Second Quarter 2015 Highlights:

•	Excluding Special Items, earnings per diluted share (EPS) of $1.06 decreased 8% compared to 2014 (GAAP EPS of $0.95 decreased 5% compared to 2014)

•	Sales of $711 million declined 5% compared to 2014, driven by unfavorable foreign exchange

•	Reducing 2015 EPS guidance to $4.10-$4.30, from $4.30-$4.50, excluding Special Items (revised GAAP EPS guidance of $3.90-$4.10)

STAMFORD, CONNECTICUT - July 27, 2015 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported second quarter 2015 earnings of $0.95 per diluted share, compared to $1.00 per share in the second quarter of 2014. Excluding Special Items in both years, second quarter 2015 earnings per diluted share were $1.06, compared to $1.15 in the second quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

Second quarter 2015 sales were $711 million, a decrease of 5% compared to $750 million in the second quarter of 2014. The sales decline was comprised of a $39 million, or 5%, impact from unfavorable foreign exchange; and a divestiture impact of $4 million, or 1%; partially offset by positive core sales growth of $5 million, or 1%.

Operating profit in the second quarter was $90 million, down 8% compared to the second quarter of 2014. Excluding Special Items, second quarter operating profit was $99 million, down 10% compared to the second quarter of 2014. (Please see the attached Non-GAAP Financial Measures tables.)

“While overall second quarter sales and margins were largely as expected, orders in Fluid Handling were weaker than we anticipated,” said Max Mitchell, Crane Co. President and Chief Executive Officer. “Order rates improved sequentially during the first quarter, but that trend did not continue into the second quarter. We now expect Fluid Handling sales to remain depressed for the balance of the year given an environment of continued project delays and soft end market conditions. Consequently, we are reducing the midpoint of our EPS guidance range by $0.20. We are taking appropriate cost actions in response to the current market weakness.”

Mr. Mitchell continued, “We were pleased with another quarter of improved organic growth and margin expansion at Payment & Merchandising Technologies. Aerospace & Electronics performed as expected during the quarter, and both sales and margins are on track to improve in the second half.”

Segment Results
All comparisons detailed in this section refer to operating results for the second quarter 2015 versus the second quarter 2014, excluding Special Items.

Fluid Handling

	Second Quarter		Change
(dollars in millions)	2015	2014
Sales	$292	$325	$(33)	(10)%

Operating Profit	$33	$52	$(20)	(38)%
Operating Profit, before Special Items*	$38	$53	$(15)	(29)%

Profit Margin	11.1%	16.1%
Profit Margin, before Special Items*	12.9%	16.2%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $33 million, driven by $25 million, or 8%, of unfavorable foreign exchange, a $5 million, or 2%, core sales decline, and a $2 million, or 1%, divestiture impact. Adjusted operating margins declined to 12.9%, primarily reflecting the impact of lower volumes, unfavorable product mix, unfavorable foreign exchange, and to a lesser extent, competitive pricing. Fluid Handling order backlog was $287 million at June 30, 2015, compared to $311 million at December 31, 2014 and $370 million at June 30, 2014.

Payment & Merchandising Technologies

	Second Quarter		Change
(dollars in millions)	2015	2014
Sales	$187	$185	$2	1%

Operating Profit	$26	$19	$8	40%
Operating Profit, before Special Items*	$28	$21	$7	31%

Profit Margin	14.0%	10.1%
Profit Margin, before Special Items*	15.0%	11.6%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $2 million driven by core sales growth of $17 million, or 9%, partially offset by $13 million, or 7%, of unfavorable foreign exchange and a $2 million, or 1%, divestiture impact. Adjusted operating margins expanded 340 basis points to 15.0%, driven primarily by higher volume, acquisition synergies and productivity initiatives.

Aerospace & Electronics

	Second Quarter		Change
(dollars in millions)	2015	2014
Sales	$167	$178	$(11)	(6)%

Operating Profit	$32	$36	$(4)	(12)%
Operating Profit, before Special Items*	$32	$38	$(5)	(13)%

Profit Margin	18.9%	20.2%
Profit Margin, before Special Items*	19.4%	21.1%

*Please see the attached Non-GAAP Financial Measures tables
Sales decreased $11 million, driven primarily by a 5% decline in core sales, with a slight negative impact from foreign exchange. The core sales decline reflects continued softness in defense related sales, along with timing of aftermarket shipments. Adjusted operating margin declined to 19.4%, primarily reflecting lower volumes and unfavorable product mix. Aerospace & Electronics order backlog was $448 million at June 30, 2015, compared to $422 million at December 31, 2014 and $397 million at June 30, 2014.

Engineered Materials

	Second Quarter		Change
(dollars in millions)	2015	2014
Sales	$66	$63	$2	4%
Operating Profit	$12	$10	$2	24%
Profit Margin	18.5%	15.4%
Sales increased $2 million, driven by higher sales to recreational vehicle manufacturers, as well as the building products and transportation markets. Operating margin increased to 18.5%, primarily reflecting strong productivity, leverage on the higher sales, and to a lesser degree, lower material costs.

Updating 2015 Guidance
The Company reduced its 2015 earnings per share guidance, excluding Special Items, to a range of $4.10-$4.30, from the prior range of $4.30-$4.50. Management now expects 2015 core sales in a range of down 1% to up 1%, compared to its prior range of flat to up 2%. On a GAAP basis, EPS is now expected to be $3.90-$4.10 versus a prior range of $4.17-$4.37, which includes an incremental $7 million of restructuring charges, primarily in Fluid Handling. Full year 2015 free cash flow (cash provided by operating activities less capital spending) is now expected to be in a range of $190 to $220 million versus prior guidance of $200 to $230 million. (Please see the attached Non-GAAP Financial Measures tables.)

Non-GAAP Items
Special Items in the second quarter of 2015 included $5 million in after-tax charges, or $0.09 per share, related to repositioning activities, and $1 million, or $0.02 per share, of after-tax restructuring and integration-related charges associated with the MEI acquisition. Special Items in the second quarter of 2014 consisted of the following after-tax charges: $3 million, or $0.04 per share, related to the acquisition of MEI; $1 million, or $0.02 per share, related to repositioning activities; $4 million, or $0.07 per share, related to the settlement of environmental lawsuits; and $1 million, or $0.02 per share, related to a divestiture. For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information
Please see the Non-GAAP Financial Measures tables attached to this press release for supporting details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the second quarter financial results on Tuesday, July 28, 2015 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,500 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane

Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)